EXHIBIT 4.51

APN Nos.:	007-271-02
007-271-03
007-271-04
007-271-05
007-271-06
007-271-07
007-271-08
007-271-09
007-271-10
007-271-11
007-271-13

Prepared by and when
recorded mail to:

Milbank, Tweed, Hadley & McCloy, LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Attn:  Matthew S. Meza, Esq.

FIRST AMENDMENT TO FEE AND LEASEHOLD DEED OF TRUST,
ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

This First Amendment to Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (“First Amendment”) dated as of March 2, 2005 is between GOLD DUST WEST CASINO, INC., a Nevada corporation, having an office at 444 Vine Street, Reno, Nevada 89505, as trustor, assignor and debtor, (in such capacities and together with any successors in such capacities, the “Trustor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association having an office at 213 Court Street, Suite 703, Middletown, CT 06457, in its capacity as trustee pursuant to the Indenture (as hereinafter defined), as beneficiary, assignee and secured party (in such capacities and together with any successors in such capacities, the “Beneficiary”).

RECITALS

A.                                   Jacobs Entertainment, Inc., a Delaware corporation formerly known as Gameco, Inc. (the “Issuer”), certain of its Subsidiaries (as defined in the Indenture), the Trustor and the Beneficiary have entered into that certain Indenture, dated as of February 8, 2002, supplemented by the First Supplemental Indenture, dated as of February 22, 2002, the Second Supplemental Indenture, dated as of June 14, 2002, the Third Supplemental Indenture, dated as of June 4, 2003, the Fourth Supplemental Indenture dated as of the date hereof and the Fifth Supplemental Indenture dated as of the date hereof (collectively, as amended, amended and restated, supplemented, or otherwise modified heretofore or from time to time hereafter, the “Indenture”), pursuant to which the Issuer has issued its 11 7/8% Senior Secured Notes due 2009 in the aggregate principal amount of $125,000,000 (the “Old Notes”).

B.                                     The Indenture contemplated that the Issuer may, after the date of the Indenture, issue Additional Notes (as defined in the Indenture) and Exchange Notes (as defined in the Indenture); with the Exchange Notes, the Additional Notes and the Old Notes being collectively referred to herein as the “Notes”, in each case, pursuant to the provisions of the Indenture.  Pursuant to the Fourth Supplemental Indenture, Issuer shall increase the aggregate principal indebtedness under the Indenture by the issuance of Additional Notes in the original principal amount of Twenty Three Million and No/100ths Dollars ($23,000,000.00) (the “First Additional Notes”), thereby raising the total amount of Notes issued under the Indenture to an aggregate principal amount of One Hundred Forty Eight Million and No/100ths Dollars ($148,000,000.00).

C.                                     In connection with the Indenture and the Notes issued thereunder, Grantors have executed that certain Fee And Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Deed of Trust”), dated as of February 22, 2002, and recorded February 22, 2002 as Document Number 2655562, in the real estate records of the County Recorder of Washoe County, Nevada.  The Deed of Trust encumbers, among other things, the real property which is described by Exhibit “A” attached hereto, and incorporated by reference herein (the “Land”).

D.                                    Trustor continues to own or hold the interests in the Land and the other Trust Property (as defined in the Deed of Trust) that are described in the Deed of Trust.

E.                                      The Issuer owns, directly or through its Subsidiaries, all of the issued and outstanding shares of Trustor.

F.                                      The Deed of Trust is given by Trustor to the Trustee for the benefit of the Beneficiary and for the benefit of the Holders of the Notes (collectively, the “Secured Parties”) to secure the payment and performance of all of the Secured Obligations (as defined in the Deed of Trust).

G.                                     Trustor will receive substantial benefits from the issuance of the First Additional Notes and is therefore willing to enter into this First Amendment.

H.                                    Beneficiary and Trustor desire to modify the terms of the Deed of Trust for the purpose, among other things, of: (i) providing record notice of the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental

Indenture, Fourth Supplemental Indenture and Fifth Supplemental Indenture, all referred to by Recital A above (collectively, the “Supplemental Indentures”) and the First Additional Notes; (ii) confirming that the Deed of Trust secures payment and performance under the Supplemental Indentures and the First Additional Notes (in addition to all other obligations secured thereby); and (iii) to the extent that the Deed of Trust may not secure payment and performance under the Supplemental Indentures and First Additional Notes, amending the Deed of Trust to so secure such payment and performance; all as set forth below (collectively, the “Deed of Trust Modifications”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

1.                                      Recitals Incorporation. The recitals set forth above are hereby incorporated into this First Amendment as material parts thereof and not simply as mere recitals.

2.                                      Definitions.  Except as modified herein all capitalized terms used herein shall have the meanings ascribed thereto in the Deed of Trust or, if not defined in the Deed of Trust, in the Indenture.

3.                                      Secured Indebtedness.

(a)                                  All references to “125,000,000” on the title page of the original Deed of Trust are hereby amended and replaced with “148,000,000.”

(b)                                 Section 2.4 of the Deed of Trust is hereby amended by deleting the section in its      entirety and substituting the following:

SECTION 2.4.  Future Advances.  This Deed of Trust shall secure future advances.  The maximum aggregate amount of all advances of principal under the Indenture (which advances are obligatory to the extent the conditions set forth in the Indenture relating thereto are satisfied) that may be outstanding hereunder at any time is $148,000,000 plus interest thereon, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other reasonable costs incurred to protect the security encumbered hereby or the Lien hereof, reasonable expenses incurred by the Beneficiary by reason of any default by Trustor under the terms hereof, together with all other sums secured hereby.

4.                                      Modification/Ratification. Except as modified hereby (which modifications made hereby expressly include the Deed of Trust Modifications referred to by Recital H above), all other terms, powers, provisions and obligations of the Deed of Trust shall remain unimpaired and shall not be changed or modified by this First Amendment and shall continue in full force and effect and are hereby ratified and confirmed. To the extent of any conflict between this First Amendment and the Deed of Trust, this First Amendment shall control and the Deed of Trust is hereby amended to the extent of any such conflict.

5.                                      No Novation.  This First Amendment constitutes a confirmation and amendment of the original Deed of Trust and, to the maximum extent authorized by law, all covenants and obligations of Trustor and all rights of Beneficiary in the Mortgaged Property shall relate back to the date of the original Deed of Trust.  This First Amendment, in any event, shall constitute the present grant of the Trust Property, in trust with power of sale, to the Trustee for the benefit of the Beneficiary upon its execution by Trustor, upon and incorporating the terms and covenants of the Deed of Trust, to secure payment of the Notes and performance of all of the Secured Obligations.

6.                                      Counterparts.  This First Amendment may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

The parties hereto have executed this First Amendment or have caused the same to be executed by their duly authorized representatives as of the date first above written.

TRUSTOR:		BENEFICIARY:

GOLD DUST WEST CASINO, INC., a Nevada corporation		WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stephen R. Roark	By:	/s/ Joseph P. O’Donnell
Stephen R. Roark,
	Vice President		Name: Joseph P. O’Donnell

Title: Assistant Vice President

STATE OF COLORADO	)
) ss
CITY & COUNTY OF DENVER	)

This instrument was acknowledged before me on                       , 2005 by Stephen R. Roark as Vice President of GOLD DUST WEST CASINO, INC.

/s/ Kathy A. Baldwin
Notary Public

STATE OF CONNECTICUT	)
) ss
COUNTY OF MIDDLESEX	)

This instrument was acknowledged before me on February 28, 2005 by Joseph P. O’Donnell as Assistant Vice President of WELLS FARGO BANK, NATIONAL ASSOCIATION.

/s/ William Kotkosky
Notary Public

DESCRIPTION

All that certain lot, piece or parcel of land situate in the County of Washoe, State of Nevada, described as follows:

PARCEL 1:  (07-271-13)

The North 110 feet of Lot 1, all of Lots 2, 8, 9 and 10 in Block 6 of WESTERN ADDITION, RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada on May 2, 1876.

PARCEL 2:  (07-271-02, 04, 06, 07, 08, 09, 10)

Lots 3, 4, 5 and the West one-half of Lot 7, the South 50 feet of the North 150 feet of Lot 6 and the South 50 feet of the North 150 feet of the East one-half of Lot 7, all in Block 6 of WESTERN ADDITION, RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada on May 2, 1876.

PARCEL 3:  (07-271-03)

The Northerly 100 feet of Lot 6 and the Northerly 100 feet of the Easterly 1/2 of Lot 7 in Block 6 of WESTERN ADDITION, RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada on May 2, 1876.

PARCEL 4:  (07-271-11)

The South 100 feet of Lot 1 in Block 6 of WESTERN ADDITION, RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada on May 2, 1876.

PARCEL 5:  (07-271-05)

Beginning at a point on the West line of Washington Street 150 feet South of the Northeast corner of Block 6, in the WESTERN ADDITION TO RENO; thence running Southerly and along the said West line of Washington Street 60 feet to the Southeast corner of Lot 6 in Block 6; thence Westerly at right angles 150 feet; thence Northerly at right angles 60 feet; thence Easterly at right angles 150 feet to the place of beginning; being the South 60 feet of Lot 6 and the East 50 feet of the South 60 feet of Lot 7 in Block 6 of WESTERN ADDITION, RENO, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada on May 2, 1876.

The above metes and bounds description appeared previously in that certain document recorded January 4, 2001 as Instrument No. 2512898.

EXHIBIT “A”